Exhibit 99.1

NEWS RELEASE

Contact: Katrina Rymill

650.965.6154 or krymill@cybersource.com

CyberSource Provides Updated Financial Guidance for Q4 2007

Includes Expected Results for Authorize.Net for November and December 2007

MOUNTAIN VIEW, Calif. – November 8, 2007 – CyberSource Corporation, (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced updated guidance for its fourth quarter 2007 based on information available as of November 8, 2007. CyberSource completed its acquisition of Authorize.Net on November 1, 2007 and, therefore, CyberSource is updating fourth quarter 2007 guidance based on expected results as a combined company. This guidance for the combined company supersedes the guidance included in the company’s press release dated October 18, 2007 and provided on the October 18, 2007 earnings conference call for CyberSource on a pre-acquisition basis.

The guidance provided in this press release is on a non-GAAP basis only, and excludes stock-based compensation expense under SFAS 123R, the non-cash portion of the income tax provision, a reduction in the tax allowance, depreciation and amortization expense, and certain non-recurring charges and income. During the fourth quarter, the Company will be finalizing its analysis with regard to certain expenses and the impact on the financial results of the combined company. Such expenses include intangible asset amortization resulting from the acquisition, the value of the converted Authorize.Net outstanding stock options and the impact on the company’s stock-based compensation expense, and the tax provision of the combined company. Because these expenses are included in net income in accordance with GAAP, but are excluded from non-GAAP net income, the guidance provided below is on a non-GAAP basis. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP measures. The company does not provide guidance for certain financial measures such as depreciation and stock-based compensation expense and as a result, is not able to provide a reconciliation of GAAP and non-GAAP financial measures for forward-looking data.

Updated Guidance for Q4 2007

Total revenue for the fourth quarter is expected to be between $44.0 and $44.3 million. Transaction volume for legacy CyberSource, or enterprise platform, is expected to be between 340 and 345 million transactions. Transaction volume for legacy Authorize.Net, or small business platform, is expected to be between 64 and 67 million. Please note that with regard to both platforms, a transaction is counted if it is a billable event.

Non-GAAP net income is expected to be between $8.2 and $8.7 million and non-GAAP earnings per share is expected to be between $0.13 and $0.14 per share based on a weighted average share count of 61 million shares. This compares to guidance of $0.12 per share provided on October 18, 2007 for CyberSource on a pre-acquisition basis.

CyberSource’s capital spending for the fourth quarter is expected to be between $0.5 and $1 million. The Company’s cash and short-term investment balance as of year end is expected to be approximately $25 million, excluding any future cash that may be consumed under the 2007 $10 million stock repurchase program or non-recurring items.

CyberSource will hold a conference call to discuss financial guidance for the fourth quarter of 2007 after the close of regular market trading on Thursday, November 8th, 2007. Bill McKiernan, CyberSource’s chairman and CEO and Steve Pellizzer, CFO will lead the call. The conference call will take place at 4:30 p.m. Eastern (1:30 p.m. Pacific) and can be accessed by either of the following methods:

Live conference call (888) 585-4496 (U.S. and Canada), (706) 634-9580 (local and international). The call’s conference ID number is: 22806948. A taped replay of this call will be available through December 8th, 2007. The dial-in numbers for the taped replay are: 800-642-1687 (U.S.) 706-645-9291 (local and international). Conference ID is as above.

Live web cast — http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through December 8th, 2007.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Approximately 217,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States including Bellevue, Washington and American Fork, Utah. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, statements regarding financial guidance including, without limitation, those regarding revenue, transaction volume, net income, and earnings per share. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as, changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 13, 2007, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2007 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. Authorize.Net is a registered trademark in the U.S. All other brands and product names are trademarks or registered trademarks of their respective companies.